Exhibit 99.1

Marathon Oil Announces Libya Divestiture for $450 Million

HOUSTON, March 2, 2018 - Marathon Oil Corporation (NYSE: MRO) announced today it has signed and closed on the sale of its subsidiary, Marathon Oil Libya Limited, which holds the Company’s 16.33 percent non-operated interest in the Waha concessions in Libya, to a subsidiary of Total S.A. (Elf Aquitaine SAS) for cash consideration of $450 million. The divestiture represents a complete country exit for Marathon Oil.

“Today’s announcement to divest Libya at an attractive valuation continues the simplification and concentration of our portfolio to the high margin, high return U.S. resource plays,” said Lee Tillman, Marathon Oil president and CEO. “Our relentless focus on portfolio management has driven seven country exits since 2013 and generated proceeds of over $4 billion just in the last 2 years. As a result, 95 percent of our 2018 development capital allocation and about 70 percent of the Company’s total production mix will be associated with the U.S. resource plays, naturally expanding our margins in 2018 and beyond.”

At year-end 2017, the Company carried 199 million barrels of oil equivalent of proved reserves in Libya. The divestiture price equates to 9 times Marathon Oil’s estimate of its 2018 free cash flow from Libya at strip pricing. The divestiture closed on March 1, 2018 with an effective date of Jan. 1, 2018.
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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical fact, including statements regarding the completion of the disposition and use of proceeds thereof, our 2018 capital development program, production mix and margins, and estimated 2018 free cash flow, are forward-looking statements. While the Company believes that its assumptions concerning future events are reasonable, a number of factors could cause results to differ materially including the failure to satisfy closing conditions as well as risk factors, forward-looking statements and challenges and uncertainties described in the Company's 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact
Lee Warren: 713-296-4103

Investor Relations Contacts
Zach Dailey: 713-296-4140
John Reid: 713-296-4380

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